Exhibit 23.8

Consent of Independent Auditors

The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 13, 2012, with respect to the combined statements of operations, members’ equity and cash flows of KWI America Multifamily, LLC and subsidiaries and KW SV Investment West Coast, LLC for the year ended December 31, 2011, incorporated by reference in the registration statements (No. 333-174742, No. 333-175002, No. 333-175559, No. 333-184752, and No. 333-192059) on Form S-3, the registration statement (No. 333-164928) on Form S-8, the registration statement (No. 333-164926) on Form S-1/A and the registration statement (No. 333-186690) on Form S-4 of Kennedy-Wilson Holdings, Inc. in reliance upon the reports of KPMG LLP, independent auditors, which report appears in amendment no. 1 to the December 31, 2013 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.

/s/ KPMG LLP
Los Angeles, California
March 31, 2014